EXHIBIT 10.57

AMENDMENT 1
EMPLOYMENT AGREEMENT
THIS AMENDMENT 1 (“Amendment 1”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) by and between LMI Aerospace, Inc., a Missouri corporation, its successors, and assigns (“Corporation”), and CLIFFORD C. STEBE (“Employee”) is entered into as of January 6, 2016.

1.	The purpose of this Amendment is to revise certain terms and conditions of the Agreement as set forth below.

2.	Section 5(A) of the Agreement is hereby removed and replaced with the following:
Base Salary. For all services to be rendered by Employee in any capacity hereunder, Employee shall be entitled to receive from the Corporation an annual “Base Salary” in the amount of:
i.    $225,000.00 for the period from January 1, 2014 to December 31, 2014;
ii.    $231,750.00 for the period from January 1, 2015 to December 31, 2015;
iii.    $257,500.00 for the period from January 1, 2016 to December 31, 2016;

All payments of Base Salary shall be paid in accordance with Corporation’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular month, the amount of Employee’s Regular Compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect.

3.	Section 7(B)(ii) of the Agreement is hereby removed and replaced with the following:

For the purposes of this subsection 7(B), “Good Reason” shall mean the occurrence of any of the following after a Change in Control,: (1) an involuntary reduction or diminution of Employee’s title, duties, authority, reporting relationship or responsibilities relative to Employee’s title, duties, authority, reporting relationship or responsibilities in effect immediately prior to such reduction; (2) a material reduction in Employee’s salary, bonus opportunity or benefits; (3) requiring Employee to relocate his primary work location more than fifty (50) miles from Employee’s then-present location; (4) Employee is not the Chief Financial Officer of the ultimate parent entity of Corporation; (5) Employee does not report to the Chief Executive Officer of the ultimate parent entity of Corporation.; or (6) Corporation or any successor thereto otherwise materially breaches this Agreement.

4.	Section 7(B)(iii) of the Agreement is hereby removed in its entirety.

5.	Section 20 of the Agreement is hereby removed and replaced with the following:

Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment hereunder as well as all provisions contained within Section 7(B) shall survive any termination of this Agreement.

6.	All other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:     LMI AEROSPACE, INC.

By: /s/ Daniel G. Korte
DANIEL G. KORTE, CEO

EMPLOYEE:     /s/ Clifford C. Stebe, Jr.
CLIFFORD C. STEBE, JR.